Exhibit 10.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement dated as of April 13, 2022 (this “Agreement”) is by and between Sonim Technologies, Inc., a Delaware corporation (the “Company”), and AJP Holding Company, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, the aggregate of 20,833,333 of the Company’s common stock, par value $0.001 per share (the “Common Stock”) comprising of the Initial Shares (as defined below) and the Remaining Shares (as defined below) (collectively, the “Purchased Shares”), on the terms and subject to the conditions hereinafter set forth (the “Purchase and Sale”).

In consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the First Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser 14,880,952 shares of Common Stock (the “Initial Shares”), free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement) for an aggregate purchase price of twelve million five hundred thousand dollars ($12,500,000) (the “First Purchase Price”), provided that up to 952,381 shares of Common Stock shall be issued to a person or entity designated by the Purchaser subject to such person or entity executing, concurrent with the receipt of such shares of Common Stock, a Purchaser Voting Agreement (subject to adjustments required to such Purchaser Voting Agreement to reflect such person or entity being the signatory thereto instead of Purchaser). On the terms and subject to the occurrence of the First Closing, at the Second Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser 5,952,381 shares of Common Stock (the “Remaining Shares”), free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement) for an aggregate purchase price of five million dollars ($5,000,000) (the “Second Purchase Price”). The number of shares Common Stock comprising the Purchaser Shares is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

Section 1.2 First Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the issuance, sale, and purchase of the Initial Shares (the “First Closing”) shall take place remotely via the exchange of final documents and signature pages, no later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII, or such other time and place as the Company and the Purchaser may agree in writing. The date on which the First Closing is to occur is herein referred to as the “First Closing Date.” At the First Closing, upon receipt by the Company of payment of the full First Purchase Price, which shall be paid at the First Closing by the Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Initial Shares in the name of the Purchaser by book-entry on the books and records of the Company. At the First Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate, and properly completed Internal Revenue Service Form W-9 certifying that the Purchaser is a U.S. person and that the Purchaser is not subject to backup withholding.

Section 1.3 Second Closing. On the terms and subject to the occurrence of the First Closing only, the closing of the issuance, sale, and purchase of the Remaining Shares (the “Second Closing”) shall take place on August 1, 2022, or such other time and place as the Continuing Directors and the Purchaser may agree in writing; provided, that if the First Closing shall not have occurred by August 1, 2022, the Second Closing shall take place no later than the fifth Business Day following the First Closing Date. The date on which the Second Closing is to occur is herein referred to as the “Second Closing Date.” At the Second Closing, upon receipt by the Company of payment of the full Second Purchase Price, which shall be paid at the Second Closing by the Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Continuing Directors, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Remaining Shares in the name of the Purchaser by book-entry on the books and records of the Company. At the Second Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate, and properly completed Internal Revenue Service Form W-9 certifying that the Purchaser is a U.S. person and that the Purchaser is not subject to backup withholding.

Section 1.4 Purchaser Director Nominees. Management. Concurrent with the consummation of the First Closing, (i) all the members of the Board of Directors other than the Continuing Directors shall resign and (ii) the Purchaser shall be entitled to designate such number of directors on the Board of Directors as will give the Purchaser, subject to compliance with applicable Laws, representation on the Board of Directors equal to that number of directors, rounded down to the next whole number, which is the product of (i) the total number of directors on the Board of Directors (after giving effect to the directors elected pursuant to this sentence, and after giving effect to any resignations from the Board of Directors prior to or concurrent with the First Closing) multiplied by (ii) the percentage that (A) such number of Initial Shares bears to (B) the total number of shares of Common Stock outstanding as of the First Closing (after giving effect to the issuance of the Initial Shares) (such directors, the “Purchaser Designees”). The Company shall, at such time, cause the Purchaser Designees to be so elected or appointed. Promptly following the election or appointment of the Purchaser Designees, the Company, subject to the terms and provisions of this Agreement and the Nasdaq Listing Rules, shall also cause the Purchaser Designees selected by the Purchaser, to constitute the number of members, rounded down to the next whole number, on (i) each committee of the Board of Directors and (ii) each board of directors (or similar body) of each Subsidiary of the Company identified by the Purchaser (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors. In connection with the foregoing, the Company shall promptly take all action necessary to accomplish the foregoing set forth in this Section 1.4, including by increasing the size of the Board of Directors; provided however, that nothing herein shall amend or modify the rights with respect to the Continuing Directors.

Section 1.5 Continuing Directors. Notwithstanding anything herein to the contrary, until the Director End Time, the Board of Directors shall have at least two (2) directors (the “Continuing Directors”) who are either (i) Michael Mulica and Alan Howe or (ii) if a Continuing Director ceases to be a director (including by reason of removal, resignation, death or disability), the subsequently appointed Continuing Director shall be an independent director and such appointment shall be approved by the remaining Continuing Director, if and as applicable. No Continuing Director shall be removed from the Board of Directors without cause prior to the Director End Time. Following the First Closing and until the Director End Time, the affirmative vote of the Continuing Directors shall be required to (x) amend, modify, enforce, or terminate this Agreement and/or the Voting Agreement on behalf of the Company, (y) exercise or waive any of the Company’s rights or remedies hereunder or under the Voting Agreement, or (z) extend the time for performance of the Purchaser’s obligations hereunder or under the Voting Agreement.

Section 1.6 Appointment of Chief Executive Officer. Strategic Enhancement of Business. As of the date hereof, the Company shall appoint the Appointed Chief Executive Officer. Subject to compliance with applicable Law and the fiduciary duties of the Board of Directors, the Company shall in good faith commence the enhancement and optimization of the Company’s business pursuant to the strategy developed by the Appointed Chief Executive Officer (the “Integration Plans”). The Company shall issue a press release and file a Current Report on Form 8-K in connection with the appointment of the Appointed Chief Executive Officer and disclose a summary of the anticipated enhancement and optimization of the Company’s business model in the manner mutually agreeable by the Company and the Purchaser. The terms of the employment agreement between the Company and the Appointed Chief Executive Officer shall be negotiated in good faith by the Company and the Appointed Chief Executive Officer prior to the First Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, except (a) as set forth in the SEC Documents (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit B (the “Disclosure Letter”) (all such exceptions disclosed in the Disclosure Letter being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section 2.1 Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership, or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership, or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Authorization. The execution, delivery, and performance by the Company of this Agreement and the Registration Rights Agreement and the consummation by the Company of the transactions contemplated hereby and thereby (collectively, with the Purchase and Sale, but excluding the Reverse Stock Split Proposal and the Charter Amendment Approval, the “Contemplated Transactions”) are within the Company’s corporate powers and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote by the holders of a majority of the shares of Common Stock cast thereon in favor of the adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Contemplated Transactions (the “Company Stockholder Approval”). Assuming due authorization, execution, and delivery by the Purchaser, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the Company’s stockholders, (ii) adopted and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved, subject to Section 4.1, to recommend adoption of this Agreement by the stockholders of the Company (such recommendation in the preceding clause (iii), the “Company Board Recommendation”).

Section 2.3 Government Approvals. No consent, approval, or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery, and performance by the Company of this Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares, except for (a) those which have already been made or granted; (b) the filing of a Form D (including any “Blue Sky” filing, if required) and Current Report on Form 8-K with the SEC; or (c) filings with applicable state securities commissions.

Section 2.4 Authorized and Outstanding Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of April 11, 2022, (i) 19,269,338 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 91,809 shares of Common Stock were subject to outstanding stock options to purchase shares of Common Stock (“Company Stock Options”) and (iv) 320,762 shares of Common Stock were subject to outstanding restricted stock unit awards (“Company RSUs”).

(b) All of the issued and outstanding shares of Common Stock of the Company are, and, when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable and free of pre-emptive rights. When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement or the Registration Rights Agreement).

(c) Except as otherwise expressly described in this Agreement, as of the date hereof there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except for the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 2.5 Subsidiaries. The Company’s Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2021. Except as described in the SEC Documents, the Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of each of the Company’s Subsidiaries (collectively, the “Company Subsidiary Securities”) has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. Except as described in the SEC Documents, there are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.5 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.7 SEC Documents; Financial Information; Sarbanes-Oxley Act.

(a) Since January 1, 2019, the Company has filed with or furnished to the SEC all SEC Documents on a timely basis.

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC pursuant to the Securities Act or the Exchange Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Document filed pursuant to the Exchange Act complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto). The Company and its Subsidiaries do not have any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including the notes thereto), (ii) incurred in the ordinary course of business since December 31, 2021, (iii) incurred in connection with the transactions contemplated hereby or (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

(e) Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) As of the date hereof, (i) there are no material outstanding or unresolved written comments from the SEC with respect to the SEC Documents and (ii) to the knowledge of the Company, none of the SEC Documents is subject to ongoing SEC review.

(g) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in the Company’s internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(h) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.

Section 2.8 Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Contemplated Transactions (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act. The representations and warranties contained in this Section 2.8 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Purchaser or any of its Representatives specifically for use or incorporation by reference therein.

Section 2.9 Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties, or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling, or decision of any court, commission, board, or other government agency that is expressly applicable to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.10 Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance with all applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Taxes. The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has timely paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

Section 2.12 Employee Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA. No labor dispute with the employees of the Company or any of its Subsidiaries exists, or to the knowledge of the Company, is imminent, in either case which dispute would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received within the past three (3) years any written notice from any governmental authority of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14 Registration Rights. Except as provided in this Agreement or the Registration Rights Agreement or disclosed in the SEC Documents, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.15 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.16 Nasdaq. As of the date hereof, the Company’s Common Stock is listed on The Nasdaq Stock Market, LLC (“Nasdaq”), and except for a deficiency letter (the “Notice”) described in the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2022, no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq. The Company is in compliance with applicable continued listing requirements of Nasdaq except for the minimum bid requirement described in the Notice (“Minimum Bid Requirement”). The Company has not been informed that it is ineligible for an additional one hundred eighty (180) calendar day compliance period as described in the Notice and is not aware of any facts or circumstances that would cause the Company to lose such eligibility.

Section 2.17 No Brokers or Finders. No Person has or will have, as a result of the Contemplated Transactions, any right, interest or claim against or upon the Company, any of its Subsidiaries or the Purchaser for any commission, fee, or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries, other than B. Riley Securities, Inc. whose fees are the sole responsibility of the Company.

Section 2.18 Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2022, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Authority, except, with respect to the foregoing clauses (i) through (iv), as permitted under the U.S. Foreign Corrupt Practices Act or other applicable Law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption or anti-bribery law.

Section 2.19 Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not, and within the past five (5) years has not been, in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions Laws, including applicable Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.

Section 2.20 Transactions with Affiliates. Except as disclosed in the SEC Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of Company Stock Options, Company RSUs, and/or warrants to purchase shares of Common Stock, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case that would require disclosure in an SEC filing made by the Company (if such filing were being made on the date hereof) pursuant to Item 404 of Regulation S-K under the Exchange Act.

Section 2.21 Insurance Coverage. The Company and its Subsidiaries maintain in full force and effect insurance coverage from a reputable insurer that is customary for similarly situated companies for the business being conducted and properties owned or leased by the Company and its Subsidiaries, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for similarly situated companies to insure. As of the date hereof, approximately $[*******] of the $[*******] retention under the Company’s directors’ and officers’ insurance policy has been exhausted with respect to the SEC Matter.

Section 2.22 Intellectual Property. The Company owns or possesses sufficient rights to use all Intellectual Property which is necessary to conduct its businesses as currently conducted, except where the failure to own or possess such sufficient rights would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not received, since January 1, 2022, any written notice of, and has no actual knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, either individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. For the purposes of this agreement, “Intellectual Property” means all of the following: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

Section 2.23 Customer Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received, since January 1, 2022, any written notice that any of its customers has ceased, or intends to cease using its goods or services, or to otherwise terminate or reduce its relationship with the Company.

Section 2.24 No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants, and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its respective Affiliates for actual and intentional fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 3.1 Organization and Power. The Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership or other entity power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Etc. The execution, delivery, and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the Contemplated Transactions do not and will not: (a) violate or result in the breach of any provision of the certificate of formation (or similar organizational document) of the Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.3 Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Purchaser in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Purchaser’s ownership of the Purchased Shares; or (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Sufficient Funds. The Purchaser has as of the date hereof, and will have as of the First Closing, sufficient immediately available funds to pay the First Purchase Price pursuant to Article I at the First Closing. The Purchaser has as of the date hereof, and will have as of the Second Closing sufficient immediately available funds to pay the Second Purchase Price pursuant to Article I at the Second Closing.

Section 3.5 Investment Representations.

(a) The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser was not organized solely for the purpose of acquiring the Purchased Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(b) The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that the Contemplated Transactions have not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Registration Rights Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities, including that such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(c) The Purchaser is purchasing the Purchased Shares for its own beneficial account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws. The Purchaser acknowledges and agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

(d) By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the Contemplated Transactions.

(e) The Company has provided to the Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. The Purchaser is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Purchased Shares and that it has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).

Section 3.6 No Prior Ownership. Prior to the First Closing, the Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.7 No Brokers or Finders. No Person has or will have, as a result of the Contemplated Transactions, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser.

Section 3.8 ERISA. The Purchaser does not hold, and no part of the funds used by the Purchaser to acquire any Purchased Shares constitutes, “plan assets” (within the meaning of the ERISA Regulations). The Purchaser is not (a) an “employee benefit plan” that is subject to Part 4 of Title I of ERISA, (b) a “plan” to which Section 4975 of the Code applies or (c) an entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s or a plan’s investment in such entity.

Section 3.9 Foreign Control. The Purchaser is wholly-owned and controlled by U.S. citizens and is not a “foreign person” as that term is defined in the DPA. For the avoidance of doubt, the Purchaser is neither a “foreign national,” “foreign government” or “foreign entity,” nor an entity over which “control” is exercised or exercisable, directly or indirectly, by any “foreign national,” “foreign government” or “foreign entity,” as those terms are defined in the DPA. The Purchaser has not entered into any agreement or arrangement, formal or informal, directly or indirectly, with any “foreign person” pursuant to which the “foreign person” could acquire “control” of the Purchaser, as those terms are defined in the DPA.

Section 3.10 No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions. The Purchaser acknowledges and agrees with the representations and warranties set forth in Section 2.24. To the fullest extent permitted by applicable Law, without limiting the representations and warranties contained in Article II, neither the Company nor any of its Subsidiaries shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions.

ARTICLE IV

COVENANTS OF THE COMPANY

Section 4.1 Acquisition Proposals.

(a) Subject to Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e) and Section 4.1(f), from and after the date of this Agreement until the earlier of the First Closing or the termination of this Agreement in accordance with its terms, (i) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of the directors of the Company, the officers or employees of the Company, or any investment bankers, attorneys, accountants or other advisors or other Representatives retained by the Company or its Subsidiaries (collectively, “Company Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer which constitutes, or would reasonably be expect to result in, an Acquisition Proposal, (B) enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, any Third Party in connection with an Acquisition Proposal, (C) approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with this Section 4.1), or (D) agree to or propose publicly to do any of the foregoing, and (ii) the Board of Directors shall not (x) fail to make, withdraw or modify in a manner adverse to the Purchaser (or publicly propose to withdraw, modify or qualify in any manner adverse to the Purchaser) the Company Board Recommendation, (y) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of, an Acquisition Proposal, or (z) fail to include in the Proxy Statement the Company Board Recommendation (any of the foregoing in this clause (ii), an “Adverse Recommendation Change;” provided, that, for the avoidance of doubt, but subject to compliance by the Company with the terms of this Section 4.1, none of (1) the determination by the Board of Directors in accordance with Section 4.1(f) that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination in accordance with Section 4.1(f), or (3) the delivery by the Company of the notice required by Section 4.1(e) shall constitute an Adverse Recommendation Change).

(b) Notwithstanding anything contained in this Agreement to the contrary, if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, any Subsidiary of the Company or any of the Company Representatives receives a written Acquisition Proposal from any Third Party that did not result from a breach of Section 4.1(a) and that the Board of Directors determines in good faith (I) to be bona fide, (II) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Proposal or (III) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company’s directors under applicable Law, then the Company, directly or indirectly through the Company Representatives, may (i) engage in negotiations or discussions with such Third Party and its Representatives and actual or potential sources of financing (including, as a part thereof, making any counterproposal), and (ii) furnish to such Third Party or its Representatives and actual or potential sources of financing non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, the Company shall make available to the Purchaser any non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to the Purchaser.

(c) Notwithstanding anything contained in this Agreement to the contrary at any time prior to obtaining the Company Stockholder Approval, if (A) an Intervening Event has occurred, and (B) the Board of Directors determines in good faith and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Purchaser in accordance with this Section 4.1(c), after consultation with outside legal counsel and its financial advisors, that the failure to make an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Board of Directors may make an Adverse Recommendation Change; provided, that, if the Company is making an Adverse Recommendation Change in response to any Intervening Event (other than an Acquisition Proposal, which shall be governed by Section 4.1(f)), then the Board of Directors of the Company shall not make such Adverse Recommendation Change unless the Company has (i) provided to the Purchaser at least three (3) Business Days’ prior written notice (it being understood and agreed that any material change in facts or circumstances relating to an Intervening Event shall require a new notice and a new three (3) Business Day period) that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board of Directors to take such action and (ii) during such three (3) Business Day period, if requested by the Purchaser, engaged in good faith negotiations with the Purchaser to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.

(d) In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; provided further that in no event shall the Board of Directors be permitted to make any Adverse Recommendation Change except in accordance with Section 4.1(c) or Section 4.1(f) hereunder, as applicable.

(e) The Company shall notify the Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who has made, or has expressly indicated that such Person is contemplating making, any Acquisition Proposal. Any such notice shall identify the Third Party making, and the material terms and conditions of (or the nature of), any such Acquisition Proposal, inquiry, or request and shall attach a copy of any written Acquisition Proposal (or summary of the terms of any oral Acquisition Proposal) and a copy of all written materials provided by such Person with respect to such Acquisition Proposal. The Company shall keep the Purchaser reasonably informed promptly (but in no event later than 24 hours) after any material changes in status or material terms of any Acquisition Proposal and shall provide to the Purchaser promptly (but in no event later than 24 hours) after receipt thereof of copies of proposed transaction agreements or proposal letters sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal, and keep the Purchaser reasonably informed as to the nature of any information requested of the Company with respect thereto. Upon request of the Purchaser, the Company shall apprise the Purchaser of the status of any such Acquisition Proposal, inquiry, or request. If an Acquisition Proposal shall have been publicly announced (other than by the Purchaser, its Subsidiaries, or any of their respective Affiliates or Representatives), the Company shall publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request by the Purchaser to provide such reaffirmation, unless an Adverse Recommendation Change is permitted by Section 4.1(b); provided, however, that in no event shall the Company be obligated to publicly reaffirm the Company Board Recommendation on more than one occasion with respect to each such publicly announced Acquisition Proposal by any Third Party or on more than one occasion with respect to each publicly announced material modification thereto.

(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors may make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 8.1(d)(i)), only so long as (i) such Acquisition Proposal was not the result of a breach of this Section 4.1(a) and such Acquisition Proposal is not withdrawn, (ii) the Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of this Agreement that may be offered in writing by the Purchaser in accordance with this Section 4.1(f), (A) that such Acquisition Proposal constitutes a Superior Proposal, and (B) that the failure to take make an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, (iii) the Company (A) notifies the Purchaser in writing (a “Change Notice”) at least three (3) Business Days before the making of any Adverse Recommendation Change of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of all proposed agreements under which such Superior Proposal is proposed to be consummated and all other material terms and conditions in respect of such Acquisition Proposal and the identity of the Third Party making such Superior Proposal, (B) during the three (3) Business Day period beginning on the date of receipt (or deemed receipt in accordance with Section 9.6) of the Change Notice by the Purchaser, is available to negotiate in good faith with the Purchaser (if requested by the Purchaser) any proposal by the Purchaser to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal (provided that any amendment, supplement or modification to any Acquisition Proposal shall require the Company to deliver to the Purchaser a new Change Notice and a new negotiation period, except that the new negotiation period under this Section 4.1(f) with respect to any revised Acquisition Proposal shall be two (2) Business Days, instead of three (3) Business Days), and (iv) the Board of Directors (A) shall have considered in good faith any revisions to the terms of this Agreement offered in writing by the Purchaser pursuant to this Section 4.1(f), and (B) shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal.

Section 4.2 Access to Information.

(a) From the date hereof until the earlier of the First Closing and the termination of this Agreement in accordance with its terms and subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) give to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the employees, offices, properties, books and records of such party, (ii) furnish reasonably promptly to the Purchaser, its counsel, financial advisors, auditors, and other authorized representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties and personnel, and (iii) instruct its employees, counsel, financial advisors, auditors, and other authorized representatives to reasonably cooperate with the Purchaser in its investigation. Any investigation pursuant to this Section 4.2 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company, and shall not include the collection or analysis of any environmental samples.

(b) The Purchaser will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 4.2 and Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 4.3 Restrictive Legends.

(a) Each certificate representing the Purchased Shares (unless otherwise permitted by the provisions of Section 4.3(b)) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT.

AS LONG AS THE HOLDER OF THESE SECURITIES IS AN AFFILIATE OF THE ISSUER, THESE SECURITIES MAY NOT BE SOLD, OR OFFERED FOR SALE, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SALE OF THESE SECURITIES UNDER THE SECURITIES ACT, OR THE SALE OTHERWISE BEING EXEMPT FROM REGISTRATION UNDER SUCH ACT. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Prior to any proposed Transfer of any Purchased Shares, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Purchaser shall give written notice to the Company of the Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Purchased Shares may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company. Upon delivery thereof that is reasonably satisfactory to the Company, the Purchaser shall be entitled to Transfer such Purchased Shares in accordance with the terms of the notice delivered by the Purchaser to the Company. Notwithstanding the foregoing, in the event the Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence in any transaction in which the Purchaser distributes the Purchased Shares solely to its majority owned subsidiaries or Affiliates for no consideration.

Section 4.4 Conduct of Business Covenant. Except for matters set forth in Section 4.4 of the Disclosure Letter, as expressly permitted or required by this Agreement including Section 7.2 of this Agreement, as required by applicable Law or Governmental Authority or with the prior written consent (which may include an electronic transmission) of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the earlier of the First Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present directors, officers, and Key Employees, and (iii) preserve its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 4.4 of the Disclosure Letter, as expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent (which may include an electronic transmission) of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend, other than immaterial changes in respect of wholly-owned Subsidiaries, the comparable organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition or withholding by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the acquisition or withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Stock Plans, (C) the acquisition by the Company of any restricted shares in connection with the forfeiture of such awards and (D) as required by any Stock Plan as in effect on the date of this Agreement;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Common Stock upon the exercise of Company Stock Options or any options or purchase rights under the Company ESPP or settlement of Company RSUs, in each case, that are outstanding on the date of this Agreement and in each case in accordance with their terms on the date of this Agreement, (B) awards of Company RSUs to consultants under the Stock Plans and awards of Company RSUs under the Stock Plans to any newly hired or promoted employees or to employees for retention purposes, in each case, in the ordinary course of business consistent with past practice or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company) or consummate any of the foregoing;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity interest or securities in, or any material amount of other assets, properties, interests or businesses of, any Person, or enter into any new line of business that is material to the Company and its Subsidiaries, taken as a whole;

(f) sell, lease, exclusively license, exchange, swap, abandon, allow to lapse or cancel any Intellectual Property owned by the Company (other than the natural expiration thereof or, with respect to allowing Intellectual Property owned by the Company to become abandoned, lapsed, or cancelled, in connection with the Company’s exercise of its reasonable business judgment); or sell, lease, exchange, swap, or otherwise transfer or dispose of any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests or businesses, other than (i) pursuant to existing Contract in effect prior to the date of this Agreement, or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(g) (i) repurchase, prepay, redeem, defease, assume, endorse, guarantee, incur or otherwise become liable for or modify the terms of any indebtedness for borrowed money or sell or issue any debt securities or other rights to acquire any debt securities (directly, contingently or otherwise), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any of its wholly-owned Subsidiaries in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

(h) except as required by the terms of any Company Employee Plan as in effect on the date of this Agreement: (i) grant any severance, retention or termination pay to, or enter into or amend any employment, severance, retention, termination, change in control or severance agreement with, any current or former Key Employee, (ii) hire any new employee who would constitute a Key Employee, other than in the ordinary course of business consistent with past practice in order to replace a Key Employee whose employment terminates (so long as the applicable replacement Key Employee receives compensation and benefit terms that are no more favorable to the new Key Employee than compensation and benefits held by the Key Employee that is being replaced), (iii) grant to any current or former director or Key Employee of the Company or any of its Subsidiaries any material increase in compensation, target bonus or benefits, in addition to those pursuant to arrangements in effect on the date hereof, other than in the ordinary course of business, (iv) establish, adopt, enter into or materially amend or modify any Company Employee Plan (other than entering into offer letters that contemplate “at will” employment that is terminable without payment or notice or, where required by applicable Law, employment agreements consistent with the Company’s practices in the applicable jurisdiction, or cash bonus or cash incentive plans for performance periods not exceeding one (1) year in the ordinary course of business consistent with past practice to replace such plans covering performance periods that end prior to the Second Closing), (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors employees or other service providers, other than in the ordinary course of business consistent with past practice, (vi) establish, enter into, adopt or amend any works council, collective bargaining or similar labor-related agreement, except as required by applicable Law, (vii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program or other effort concerning termination of employment of employees of the Company or any of its Subsidiaries (other than routine employee terminations in the ordinary course of business), or (viii) terminate any Key Employee other than for cause;

(i) make any change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act;

(j) make, change or revoke any material Tax election (other than in the ordinary course of business consistent with past practice), change any annual Tax accounting period, adopt or change any method of material Tax accounting, amend, refile or otherwise revise any previously filed Tax Returns, enter into any closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to Taxes), undertake any restructuring or engage in any transaction that may transfer the ownership of any Intellectual Property;

(k) discharge, pay, settle or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors, or (iii) any litigation, arbitration, proceeding or dispute that relates to the Contemplated Transactions;

(l) enter into, as a tenant or subtenant, any lease of real property, under which the rent to be charged exceeds two hundred fifty thousand ($250,000) for any twelve (12)-month period, other than ordinary course of business extensions and renewals of leases existing as of the date hereof with a term of no more than one (1) calendar year;

(m) except in the ordinary course of business consistent with the past practice and except as provided in an annual operating plan as approved by the Board of Directors of the Company, make any new capital expenditure or expenditures, or commit to do so;

(n) terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

(o) except in the ordinary course of business consistent with past practice, (i) enter into any Contract that would, if entered into prior to the date hereof, be a material Contract that was required to be filed or furnished by the Company as exhibits to the SEC Documents to which the Company is a party or the property or assets of the Company is subject (collectively, the “Material Contracts”, (ii) materially modify, materially amend or terminate any Material Contract or (iii) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract;

(p) enter into or adopt any “poison pill” or similar stockholder rights plan that would prevent or preclude the Contemplated Transactions;

(q) agree, authorize or commit to do any of the foregoing

Section 4.5 Proxy Statement.

(a) As soon as reasonably practicable (and in no event later than forty (40) days after the date hereof), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide the Purchaser and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Purchaser and its counsel. Subject to Section 4.1, the Proxy Statement shall include (and shall not subsequently withdraw or modify) the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC. The Purchaser shall furnish to the Company all information concerning the Purchaser as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company and the Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy

Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by applicable Law. The Company shall (i) as promptly as practicable after receipt thereof, provide the Purchaser and its counsel with copies of any written comments, and advise the Purchaser and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide the Purchaser and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by the Purchaser and its counsel.

(b) In addition to the proposals required to effect the Contemplated Transactions, the Proxy Statement shall include (i) a proposal to approve a reverse stock split of the issued and outstanding shares of Common Stock of the Company (the “Reverse Stock Split Proposal”), such split to combine a number of outstanding shares of Common Stock at a ratio of between 1-for-2 and 1-for-15, such number consisting of only whole shares, into one (1) share of Common Stock, provided that such reverse stock split, if approved by the stockholders of the Company (such approval, the “Reverse Stock Split Approval”), shall be subject to the discretion of the Board of Directors and may be effected within one (1) year of obtaining such Reverse Stock Split Approval and would require an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit C; and (ii) a proposal to approve an amendment to the Certificate of Incorporation in the form attached hereto as Exhibit D (such approval, the “Charter Amendment Approval”). Neither the Reverse Stock Split Approval nor the Charter Amendment Approval shall be deemed as a condition to any obligation of the Purchaser under this Agreement.

Section 4.6 Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of obtaining the Company Stockholder Approval. As soon as reasonably practicable following the establishment of the record date for the Company Stockholder Meeting and clearance of the Proxy Statement by the SEC, the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting. Notwithstanding the first sentence of this Section 4.6, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with the Purchaser, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or there are insufficient shares of Common Stock voting in favor to obtain Company Stockholder Approval. The Board of Directors of the Company shall (A) subject to Section 4.1, include the Company Board Recommendation in the Proxy Statement, (B) subject to Section 4.1, use its reasonable best efforts to obtain the Company Stockholder Approval, and (C) otherwise comply with all legal requirements applicable to such meeting.

Section 4.7 Use of Proceeds. The Company shall use the net proceeds from the Purchase and Sale for working capital, capital expenditure and other general corporate purposes, including but not limited to, the implementation of the Integration Plans.

ARTICLE V

COVENANTS OF THE PURCHASER

Section 5.1 Conduct of the Purchaser. From and after the date hereof and prior to the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, the Purchaser shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries not to, take or omit to take any action that impedes, interferes with, hinders or delays in any material respect, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay in any material respect, the consummation by the Purchaser of the Contemplated Transactions on a timely basis.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and the Purchaser shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Contemplated Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Contemplated Transactions and (iii) executing and delivering any additional instruments necessary to consummate the Contemplated Transactions.

Section 6.2 Public Announcements. From and after the date of this Agreement, until such time as this Agreement has been terminated in accordance with its terms, or an Adverse Recommendation Change has occurred in accordance with Section 4.1, the Purchaser and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Contemplated Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case each party hereto shall endeavor, on a basis reasonable under the circumstances, to provide a reasonable opportunity to the other party to review and comment on such press release, communication, other public statement or matters to be covered on such conference call in advance and shall consider in good faith all reasonable comments of such other party), shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, this Section 6.2 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the Contemplated Transaction that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors or limited partners.

Section 6.3 Further Assurances. At and after the First Closing, each of the Purchaser and the Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Contemplated Transactions.

Section 6.4 Notices of Certain Events. Each of the Company and the Purchaser shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the Contemplated Transactions;

(b) any notice or other communication from any Governmental Authority in connection with Contemplated Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or the Purchaser and any of its Subsidiaries, as the case may be, that relate to the consummation of the Contemplated Transactions; and

(d) any representation or warranty made in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article VII would not be satisfied or of any failure to comply with any covenant to be complied with under this Agreement such that the conditions in Article VII would not be satisfied.

The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VII.

Section 6.5 Cooperation Covenant. Prior to the First Closing, the Company shall use commercially reasonable efforts to provide to the Purchaser, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by the Purchaser to assist and cooperate with the Purchaser in connection with the Integration Plans. The Purchaser shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.5 to the extent arising or resulting from the Appointed Chief Executive Officer’s or Purchaser’s gross negligence or willful misconduct. During the period from the date of this Agreement until the earlier of (x) the First Closing, (y) the termination of this Agreement in accordance with its terms or (z) such time, if any, as the Company reasonably determines that any such meetings would have a detrimental effect on the Company’s business, the Company shall use commercially reasonable efforts to assist the Purchaser, upon the reasonable request of the Purchaser, in arranging meetings and facilitating access for Purchaser and its Representatives with customers and suppliers of the Company and its Subsidiaries; provided that the Company shall be present at all times during any such meetings or conversations.

Section 6.6 Indemnification and Insurance. From and following the First Closing, the Purchaser shall cause the Company, and the Company hereby agrees, to do the following:

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the First Closing and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the First Closing becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Certificate of Incorporation, the Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreements containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the First Closing and the Company shall not take any actions to amend, repeal or otherwise modify them in any manner that would adversely affect any right thereunder of any such Indemnified Person, unless otherwise required by Law. For six (6) years after the First Closing, the Company and each of its Subsidiaries shall, and the Purchaser shall, if applicable, vote its shares of Common Stock to cause the Company and each of its Subsidiaries to, cause to be maintained in effect provisions in the Certificate of Incorporation and Bylaws and the governing documents of each of its Subsidiaries (or in such documents of any successor to the business of the Company or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Certificate of Incorporation and Bylaws and the governing documents of each of its Subsidiaries in existence on the date of this Agreement. From and after the First Closing, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall continue in full force and effect in accordance with its terms.

(b) For six (6) years after the First Closing, the Company shall, and the Purchaser shall, if applicable, vote its shares of Common Stock to cause the Company to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors prior to the First Closing, or (ii) this Agreement or any of the Contemplated Transactions, whether in any case such Claim is made before, on or after the First Closing, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law and an undertaking from such Person prior to the advancement of any such amounts that such Indemnified Person shall reimburse the Company any funds to which a court of competent jurisdiction has determined, by a final, nonappealable order or judgment, such Indemnified Person is not entitled), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. The Company shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. The Company shall reasonably cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c) Prior to the First Closing, the Company shall obtain and fully pay the premiums for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the First Closing with respect to any claim related to any period of time at or prior to the First Closing (including claims with respect to this Agreement and the Contemplated Transactions and other actions contemplated hereby) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the First Closing; provided that in no event shall the Company be required to pay aggregate premiums for D&O Insurance under this Section 6.6(c) in excess of $1,100,000, it being understood that if the aggregate premiums of such insurance coverage exceed such amount, the Company shall be entitled to provide as much coverage as may be obtained for such $1,100,000 amount.

(d) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 6.6 (including this Section 6.6(d)).

(e) The rights of each Indemnified Person under this Section 6.6 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Contemplated Transactions and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of the Purchaser and the Company under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.6; provided that each Indemnified Person shall, prior to the advancement of any such expenses, be required to provide a written undertaking to the Company that such Indemnified Person shall reimburse the Company any funds to which a court of competent jurisdiction has determined by a final, nonappealable order or judgment such Indemnified Person is not entitled hereunder.

(g) The Company shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Company for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification.

Section 6.7 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Closing. Prior to the First Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.8 Registration Rights Agreement. At or prior to the First Closing, each of the Purchaser and the Company shall execute and deliver to the other party the Registration Rights Agreement.

Section 6.9 SEC Matter Issuances. From the First Closing until the Director End Time, in the event that during a fiscal quarter the Company incurs reasonable and documented out-of-pocket expenses related to the SEC Matter that are not reimbursable under the Company’s insurance policy or otherwise excluded from such insurance policy covering the Company and its Subsidiaries in connection with the SEC Matter (the “SEC Quarterly Expenses”), then the Purchaser shall be entitled to receive the number of shares of Common Stock (the “SEC Contingency Compensation”) equal to a quotient (A) the numerator of which is equal to the SEC Quarterly Expenses, and (B) the denominator of which is equal to the volume-weighted average price of one (1) share of Common Stock for the trading period during the fiscal quarter for which the SEC Quarterly Expenses are payable. No fractional shares shall be issued by the Company as the number of shares of the SEC Contingency Compensation shall be rounded down to the nearest whole number. The SEC Contingency Compensation shall be issued no later than the due date of the Company’s periodic report for the fiscal quarter for which such SEC Quarterly Expenses are payable.

ARTICLE VII

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Contemplated Transactions to be consummated at the First Closing are subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions precedent:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with Nasdaq Listing Rule 5635(b).

(b) No Restraints. No temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any Governmental Authority of competent jurisdiction shall be in effect enjoining, restraining, or otherwise prohibiting the consummation of the Purchase and Sale and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or declared applicable to the consummation of the Purchase and Sale any applicable Law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions (collectively, “Restraints”).

Section 7.2 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Contemplated Transactions to be consummated at the First Closing are subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions precedent:

(a) Performance. The Company shall have performed and complied in all material respects with all of its obligations under this Agreement required to be performed by it or complied with at or prior to the First Closing (or any such failure to perform or comply shall have been cured).

(b) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 2.1, Section 2.2 and Section 2.17 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(ii) the representations and warranties of the Company set forth in Section 2.4(a) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); and

(iii) the other representations and warranties of the Company contained in Article II (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iii) only, only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the First Closing.

(d) Resignation of Directors. At or prior to the First Closing, Company shall have obtained the resignation of all current directors; provided, however, that in no event shall the Continuing Directors be required to resign; provided, further, that nothing in this Agreement shall prevent the resignation of all of the current directors, other than the Continuing Directors.

(e) Voting Agreement. Each officer and director of the Company shall have executed and delivered to the Company an Insiders Voting Agreement, in the form attached hereto as Exhibit E (the “Insiders Voting Agreement”) and voted his or her shares for each of the proposals of the Proxy Statement.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties.

(i) The representations and warranties of the Purchaser contained in Section 3.1, Section 3.2 and Section 3.4 shall be true in all material respects at and as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

(ii) The representations and warranties of the Purchaser contained in Section 3.9 shall be true in all respects at and as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); and

(iii) the other representations and warranties of the Purchaser contained in Article III (disregarding all materiality and material adverse effect qualifications contained therein) shall be true at and as of the date of this Agreement and at and as of the First Closing, as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as would not have, individually or in the aggregate, a material adverse effect.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the First Closing.

(c) Consideration for the Initial Shares. The Purchaser shall have paid the First Purchase Price for the Initial Shares in full at the First Closing by wire transfer of immediately available funds to an account designated in writing by the Company, provided that the Purchaser may cause to have paid up to $800,000 at the First Closing.

(d) Voting Agreement. The Purchaser shall have executed and delivered to the Company a Voting Agreement, in the form attached hereto as Exhibit F (the “Purchaser Voting Agreement”), and the Purchaser Voting Agreement shall be in full force and effect as of the First Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Purchase and Sale may be abandoned at any time prior to the First Closing (notwithstanding any Company Stockholder Approval):

(a) by mutual written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser, if:

(i) the First Closing has not been consummated on or before the date that is six (6) months after the date hereof (as such date may be extended pursuant to Section 9.12, the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement in any material respect is the primary cause of the failure of the First Closing to be consummated by the End Date;

(ii) if any Restraint shall be in effect permanently restraining, enjoining or otherwise permanently prohibiting the consummation of the Purchase and Sale on substantially the terms contemplated by this Agreement, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement in any material respect is the primary cause of such Restraint;

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by the Purchaser:

(i) prior to obtaining the Company Stockholder Approval, if (A) the Board of Directors of the Company or any duly authorized committee thereof shall have effected an Adverse Recommendation Change or (B) the Company or the Company Representatives willfully and materially violated Section 4.1(a) of this Agreement; or

(ii) if there is any inaccuracy of any representation or warranty made by the Company in this Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the First Closing (A) would cause the condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (B) is incapable of being cured by the End Date (a “Company Terminating Breach”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall not be available to the Purchaser if a Purchaser Terminating Breach shall have occurred and be continuing at the time the Purchaser delivers notice of its election to terminate this Agreement pursuant to this Section 8.1(c)(ii); or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, pursuant to, and in compliance with, Section 4.1(f), to enter into a definitive agreement concerning a Superior Proposal; provided that the Company pays the Company Termination Fee and the Reimbursement Obligations payable pursuant to Section 8.2(b)(ii); or

(ii) there is any inaccuracy of any representation or warranty made by the Purchaser in this Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the First Closing (A) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (B) is incapable of being cured by the End Date (a “Purchaser Terminating Breach”); provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available to the Company if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 8.1(d)(ii).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (i) the provisions of Section 6.5 as they relate to the Purchaser’s indemnification, hold harmless and reimbursement obligations, this Section 8.2, Article IX and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.1 and (ii) neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of this Agreement.

(b) Company Termination Fee and Expense Reimbursement.

(i) If this Agreement is terminated by the Purchaser pursuant to Section 8.1(c)(i), then the Company shall pay amounts equal to (A) seven hundred fifty thousand dollars ($750,000) (the “Company Termination Fee”) and (B) up to three hundred fifty thousand dollars ($350,000) as reimbursement of reasonable, documented and out-of-pocket expenses incurred by the Purchaser in connection with this Agreement, including but not limited to reasonable, documented and out-of-pocket legal and advisory fees paid in connection therewith (the “Reimbursement Obligations”) to the Purchaser in immediately available funds within two (2) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then the Company shall pay the Company Termination Fee and the Reimbursement Obligations to the Purchaser in immediately available funds substantially concurrently with (and as a condition to) such termination.

(iii) If this Agreement is terminated by either party pursuant to Section 8.1(b)(iii) of this Agreement, then the Company shall pay the Reimbursement Obligations to the Purchaser in immediately available funds within two (2) Business Days after such termination.

(iv) In no event shall the Company be required to pay the Company Termination Fee or the Reimbursement Obligations on more than one occasion. The Purchaser agrees that, upon any termination of this Agreement under circumstances where the Company Termination Fee or the Reimbursement Obligations are payable by the Company pursuant to this Section 8.2(b) and such fees or reimbursement obligations are paid in full, except in the case of fraud or a willful and material breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, the Purchaser shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and the Purchaser shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the Contemplated Transactions.

(v) Each of the Company and the Purchaser acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Contemplated Transactions and that, without these agreements, the other party would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. The representations, warranties, covenants and agreements of the Company contained in this Agreement shall not survive, and shall terminate automatically as of, the First Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the First Closing, on the part of the Company or any of its Representatives; provided that this Section 9.1 shall not limit any covenant or agreement by the Company that by its terms contemplates performance after the First Closing, including the Company’s obligations to consummate the Second Closing in accordance with this Agreement.

Section 9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format), e-mail, facsimile, or other means of electronic transmission and such means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 9.3 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(b) Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c) Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d) Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such Person.

(e) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.4 Entire Agreement; No Third Party Beneficiary. This Agreement, the Purchaser Voting Agreement, the Insiders Voting Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. Except for the rights of an Indemnified Person under Section 6.6 and for the Continuing Directors under this Agreement, this Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 9.5 Expenses. Except as otherwise expressly provided by this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including accounting and legal fees shall be paid by the party incurring such expenses.

Section 9.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, when properly transmitted; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company prior to the First Closing, to:

Sonim Technologies, Inc.

6500 River Place Boulevard, Bldg. 7, S#250

Austin, TX, 78730

Attention: Mr. Robert Tirva

E-mail: b.tirva@sonimtech.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Brophy Christensen; Noah Kornblith

E-mail: bchristensen@omm.com; nkornblith@omm.com

If to the Purchaser or the Company following the First Closing, to:

AJP Holding Company, LLC

[********]

[********]

Attention: [********]

E-mail: [********]

with a copy (which shall not constitute notice) to:

Venable LLP

Rockefeller Center, 1270 Avenue of the Americas, 25th Floor

New York, NY 10020

Attention: William N. Haddad, Kirill Y. Nikonov, Arif Soto

E-mail: wnhaddad@venable.com, kynikonov@venable.com, asoto@venable.com

Section 9.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 9.8 Headings. The Section, Article, and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 9.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything in this Agreement to the contrary, from and after the First Closing, the approval of the Continuing Directors shall be required for the Company to (a) amend, modify or terminate this Agreement or the Voting Agreement, (ii) exercise or waive any right of the Company under this Agreement or the Voting Agreement, or (iii) extend the time for performance of any obligation of the Purchaser under this Agreement or the Voting Agreement. This Agreement may not be modified or amended from and after the Second Closing and the Company cannot waive any provision in this Agreement from and after the Second Closing.

Section 9.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 9.11 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage could occur and that a party will not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 9.3(b), to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

Section 9.13 Non-Recourse. Unless expressly agreed to otherwise by the parties to this Agreement, in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Contemplated Transactions, may only be brought against the Persons expressly named as parties of this Agreement (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such party. No (i) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party or any of their respective successors and permitted assigns or (ii) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any of the Persons set forth in the foregoing clause (i) or any of their respective successors and permitted assigns (unless, for the avoidance of doubt, such Person is a party), shall have any liability or other obligation for any obligation of any party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Contemplated Transactions; provided, however, that nothing in this Section 9.13 shall limit any liability or other obligation of the parties for breaches of the terms and conditions of this Agreement.

(The next page is the signature page)

The parties have caused this Subscription Agreement to be executed as of the date first written above.

SONIM TECHNOLOGIES, INC.

By:	/s/ Robert Tirva
Name: Robert Tirva Title: President, Chief Financial Officer and Chief Operating Officer

AJP Holding Company, LLC

By:	/s/ Jeffrey Wang
Name: Jeffrey Wang Title: Managing Member

EXHIBIT A

DEFINED TERMS

The following capitalized terms have the meanings indicated:

“Appointed Chief Executive Officer” means Peter Liu or, if he ceases to be the Chief Executive Officer (including by reason of death or disability), the person subsequently designated by the Purchaser (and reasonably acceptable to the Company).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

“Acquisition Proposal” means, other than the Contemplated Transactions, any written or oral offer, or proposal of any Third Party or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to a transaction or series of related transactions involving: (i) any acquisition or purchase (including through any lease, exchange, exclusive license, transfer or disposition, in each case, other than in the ordinary course of business), direct or indirect, of assets equal to 20% or more of the consolidated assets or businesses of the Company and its Subsidiaries, taken as a whole, or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party or group beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction (A) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (B) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity interests in the surviving entity of such transaction.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Law” means any federal, state, local or foreign statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Bylaws” means the Bylaws of the Company, amended and restated, on May 20, 2009, as the same may be further amended, supplemented or restated.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Company 2019 Incentive Plan” means the Sonim Technologies, Inc. 2019 Equity Incentive Plan, as amended.

“Company ESPP” means the Sonim Technologies, Inc. 2019 Employee Stock Purchase Plan, as amended.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and each other employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health, medical or welfare benefits, perquisites, employee assistance program, disability or sick leave benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, other than any plan, policy, program or arrangement (i) mandated by applicable Law and maintained solely by a Governmental Authority or (ii) sponsored or maintained by a professional employer organization.

“Company Stock Plans” means the Company 2019 Incentive Plan and the Company ESPP.

“Confidentiality Agreement” means the One-Way Non-Disclosure Agreement between Teleepoch LLC and the Company, dated November 1, 2021.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other legally binding agreement, commitment or undertaking, in each case, whether written or oral.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Director End Time” means final resolution or settlement of the SEC Matter.

“DGCL” means the General Corporation Law of the State of Delaware (as amended from time to time).

“DPA” means Section 721 of the Defense Production Act, as amended, 50 U.S.C. § 4565, and all interim or final rules and regulations issued and effective thereunder.

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“Environmental Permit” means any permit, license, approval or other authorization under any applicable Law, rule or regulations of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.

“ERISA Regulations” means the regulations promulgated by the Department of Labor in 29 C.F.R. § 2510.3-101, and any amendments or successor regulations thereto, as modified by Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable Law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including petroleum and any fraction thereof, and any radioactive materials and waste.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know-how, databases, business methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and customer lists and other proprietary information; (iii) all copyrights, whether registered or unregistered, and registrations and applications for registration thereof, including in computer software, throughout the world, mask works, whether registered or unregistered, and any registrations and applications for registration thereof; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, trade dress, brand names, corporation names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications therefor throughout the world; and (vi) and any governmental grant for the protection of inventions or industrial designs.

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“Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Board of Directors after the date of this Agreement that (w) affects the business, assets or operations of Company and its Subsidiaries, (x) was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board of Directors (assuming consultations with appropriate officers and Representatives of the Company) on the date of this Agreement, (y) becomes known to the Board of Directors prior to receipt of the Company Stockholder Approval, and (z) did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or refrained from taken) pursuant to this Agreement; provided, however, that in no event shall any of the following, alone or in combination, constitute an Intervening Event: (1) the receipt, existence of or terms of an Acquisition Proposal, (2) changes in the trading price or trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account the extent otherwise permitted by the definition of “Intervening Event”); or (3) meeting or exceeding any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceeding the Company’s internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to the Company meeting or exceeding such estimates, projections, budgets, plans or forecasts may be taken into account to the extent otherwise permitted by the definition of “Intervening Event”).

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose annual base compensation is $200,000 or more.

“Material Adverse Effect” means a material adverse effect upon the financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (e) changes in any law, rule, regulation or GAAP; (f) any action taken or omitted to be taken by or at the written request or with the written consent of the Purchaser; (g) any announcement of this Agreement or the Contemplated Transactions; (h) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (j) any effect arising out of or resulting from any claims or proceedings made by any of the Company’s stockholders arising out of or related to this Agreement; provided, that any of the matters described in clauses (a), (b) or (c), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.

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“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Purchaser in the form attached hereto as Exhibit G.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.

“Requirements of Environmental Law” means all requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC pursuant to the Securities Act or the Exchange Act by the Company since January 1, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein.

“SEC Matter” means the formal investigation relating to the Company by the SEC of which the Company was notified of such formal investigation in August 2020, and all other matters, investigations, claims, actions, proceedings, circumstances, effects and actions relating or ancillary thereto, arising therefrom or in connection therewith.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” changed to 50%) made after the date of this Agreement that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation), the Person making such Acquisition Proposal, the likelihood and timing of consummation of such Acquisition Proposal and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, is more favorable to the Company or to the Company’s stockholders than the Contemplated Transactions.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Purchaser or any of its Affiliates.

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“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock. The term “Transferred” shall have a correlative meaning.

Terms not otherwise defined in this Exhibit A, but defined elsewhere in the Agreement, shall have the meaning set forth where defined in the Agreement.

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EXHIBIT B

COMPANY DISCLOSURE LETTER

(See attached).

EXHIBIT C

FORM OF REVERSE STOCK SPLIT APPROVAL

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

The undersigned, Robert Tirva, hereby certifies that:

1. He is the President, Chief Financial Officer and Chief Operating Officer of Sonim Technologies, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by resolution of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Sonim Technologies, Inc.” The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2019.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a special meeting of the Corporation duly called and held upon notice in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV, Section A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000. 100,000,000 shares shall be Common Stock of the par value of $0.001 per share and 5,000,000 shares shall be Preferred Stock of the par value of $0.001 per share

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each [___] shares of Common Stock, par value $0.001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on The Nasdaq Stock Market LLC on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this [ • ] day of [ • ], 2022.

SONIM TECHNOLOGIES, INC.
By:
Name:	Robert Tirva
Title:	President, Chief Financial Officer and Chief Operating Officer

EXHIBIT D

FORM OF CHARTER AMENDMENT APPROVAL

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

The undersigned, Robert Tirva, hereby certifies that:

1. He is the President, Chief Financial Officer and Chief Operating Officer of Sonim Technologies, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by resolution of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Sonim Technologies, Inc.” The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2019.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a special meeting of the Corporation duly called and held upon notice in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to include an additional section identified as Article IV, Section D which shall read as follows:

D. Any transaction entered into with AJP Holding Company, LLC (“AJP”) or an affiliate of AJP that would result in the Common Stock of the Corporation no longer being listed on a nationally recognized securities exchange shall require the approval by a majority of the holders of Common Stock of the Corporation that are unaffiliated with AJP prior to the closing of such transaction.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this [ • ] day of [ • ], 2022.

SONIM TECHNOLOGIES, INC.
By:
Name:	Robert Tirva
Title:	President, Chief Financial Officer and Chief Operating Officer

EXHIBIT E

FORM OF INSIDERS VOTING AGREEMENT

(See attached).

EXHIBIT F

FORM OF PURCHASER VOTING AGREEMENT

(See attached).

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

(See attached).